News Release
Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, Pa. 19103-7583

For further information contact:	For release: 5:00 p.m. July 24, 2007
Jerry Davis (media) 215-977-6298
Neal Murphy (investors) 866-248-4344
No. 12
SUNOCO LOGISTICS PARTNERS L.P. REPORTS SECOND QUARTER 2007 RESULTS AND
DECLARES SECOND QUARTER DISTRIBUTION
     PHILADELPHIA, July 24, 2007 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced quarterly net income for the second quarter ended June 30, 2007 of $25.3 million, or $0.76 per limited partner unit on a diluted basis, compared with $26.3 million, or $0.81 per limited partner unit on a diluted basis, for the second quarter ended June 30, 2006. Operating income for the second quarter ended June 30, 2007 increased to $34.8 million compared to $33.0 million for the second quarter ended June 30, 2006. The primary drivers of the increase were strong performance in our Terminal Facilities segment and the August 2006 acquisition of a 55.3% equity interest in the Mid-Valley Pipeline Company, partially offset by lower margins in our lease acquisition business. Interest expense increased by $2.9 million due to the Partnership’s organic growth program, 2006 acquisitions, investments in inventory for the lease acquisition business and the 2007 acquisition of a 50% interest in a refined products terminal in Syracuse, New York.
     For the six months ended June 30, 2007, net income increased by $2.8 million to $47.5 million compared to $44.7 million for the six months ended June 30, 2006. Operating income for the first half of 2007 increased 14.1 percent to $65.7 million compared to $57.6 million for the prior year period. The primary drivers of the increase were strong performance in our Terminal Facilities segment, the August 2006 acquisition of an equity interest in the Mid-Valley Pipeline Company, and the March 2006 acquisitions of the Kilgore and Millennium pipelines, partially offset by lower margins in our lease acquisition business. Net income increased $2.8 million on the strength of higher operating income partially offset by higher interest expense related to the Partnership’s organic growth program, 2006 acquisitions, investments in inventory for the lease acquisition business and the 2007 Syracuse, New York terminal acquisition.
     Sunoco Partners LLC, the general partner of Sunoco Logistics Partners L.P., declared a cash distribution for the second quarter of 2007 of $0.8375 per common partnership unit ($3.35 annualized) payable August 14, 2007 to unit holders of record on August 7, 2007.
     “Our pipeline and terminal businesses continue to produce ratable cash flow,” said Deborah M. Fretz, President and Chief Executive Officer “and we are focused on growing our investment platforms. The acquisition of an interest in the Syracuse refined products terminal is consistent with our goal of building out our refined product terminals platform. The continued strength in our overall business has resulted in an increase in our distribution to our unit holders from $3.30 to $3.35 annually and represents the sixteenth distribution increase in the past seventeen quarters, an 8.1 percent increase over the second quarter of 2006.”
Segmented Second Quarter Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System decreased $0.5 million to $10.8 million for the second quarter ended June 30, 2007 compared to $11.3 million for the second quarter ended June 30, 2006. Sales and other operating revenue increased from $25.2 million for the second quarter of 2006 to $27.9 million for the second quarter of 2007 due to an increase in total shipments on the Marysville, Michigan to Toledo, Ohio crude pipeline which was expanded in the fourth quarter of 2006 and, in the aggregate, higher revenues across our refined products pipelines. Other income increased $0.9 million compared to the prior year’s quarter due primarily to an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased from $9.6 million in the second quarter of 2006 to $13.6 million in the second quarter of 2007 due mainly to the timing of maintenance activity, additional utility expense resulting from higher volumes, environmental charges related to third party contractor pipeline damage, and a reduction in product operating gains. Selling, general and administrative expenses increased from $4.6 million during the second quarter of 2006 to $5.0 million in the second quarter of 2007 due mainly to decreased capitalization of certain engineering costs. Depreciation and amortization expense decreased $0.3 million in the second quarter of 2007 to $2.2 million as certain assets reached the end of their depreciable life during the third quarter of 2006.
Terminal Facilities
     Operating income for the Terminal Facilities segment increased by $5.6 million to $15.5 million for the second quarter ended June 30, 2007 compared to $9.9 million for the second quarter ended June 30, 2006. Total revenues increased $4.9 million from the prior year’s second quarter to $35.3 million due to increased revenues at the Partnership’s Nederland Terminal as well as increased revenue at the Partnership’s refined products terminals from higher ethanol blending, product additives and increased volumes. Selling, general and administrative expenses decreased $0.7 million for the second quarter of 2007 to $3.1 million primarily due to an insurance recovery related to the 2005 hurricane loss.
Western Pipeline System
     Operating income for the Western Pipeline System decreased $3.4 million to $8.4 million for the second quarter of 2007 compared to $11.8 million for the prior year quarter. The decrease was related to lower lease acquisition margins, partially offset by an increase in other income of $2.9 million associated with the August 2006 acquisition of an interest in the Mid-Valley Pipeline Company. Higher volumes were a key factor resulting in the increase in total revenues, cost of products sold and operating expenses from the prior year’s quarter. A decrease in crude prices partially offset the volume impact on revenue with the average price of West Texas Intermediate crude oil at Cushing, Oklahoma, moving to $65.02 per barrel from $70.70 per barrel for the second quarter of 2006. Depreciation and amortization expense increased $0.6 million to $3.3 million in the second quarter of 2007 as a result of 2006 acquisitions.

Segmented Six Month Results
Eastern Pipeline System
     Operating income for the Eastern Pipeline System decreased $0.7 million to $20.5 million for the six months ended June 30, 2007 compared to $21.2 million for the six months ended June 30, 2006. Sales and other operating revenue increased from $50.5 million for the first half of 2006 to $54.9 million for the first half of 2007 due to increased shipments on the expanded Marysville crude line, and in the aggregate, higher revenue across our refined products pipelines. A $1.5 million increase in other income was related to an increase in equity income associated with the Partnership’s joint venture interests. Operating expenses increased by $5.4 million due to the timing of maintenance activity, additional utility expense related to higher throughput, environmental charges due to third party contractor pipeline damage, and a reduction in product operating gains. A $1.9 million increase in selling, general and administrative expenses was largely associated with a decrease in capitalized engineering costs. Depreciation and amortization expense decreased $0.7 million in the first half of 2007 to $4.6 million as certain assets reached the end of their depreciable life during the third quarter of 2006.
Terminal Facilities
     Operating income for the Terminal Facilities segment increased by $8.5 million to $27.8 million for the six months ended June 30, 2007 compared to $19.3 million for the six months ended June 30, 2006. Total revenues increased $8.7 million to $68.2 million in the first half of 2007 due primarily to increased revenues at the Partnership’s Nederland Terminal and increased revenue at the Partnership’s refined products terminals from higher ethanol blending, product additives and increased volumes. These increases were partially offset by a decrease in volumes at the Partnership’s refinery terminals resulting from refinery maintenance turnarounds.
Western Pipeline System
     Operating income for the Western Pipeline System increased $0.3 million to $17.4 million for the six months ended June 30, 2007 compared to $17.1 million for the six months ended June 30, 2006. The increase resulted from higher crude oil pipeline volumes associated with the March 2006 acquisition of the Millennium and Kilgore pipelines and an increase in other income of $5.0 million due largely to the acquired equity interest in the Mid-Valley Pipeline Company. These increases were partially offset by lower lease acquisition margins. Total revenues and cost of products sold and operating expenses increased compared with the first half of 2006 due principally to higher bulk purchase and sale activity. A decrease in crude prices partially offset the volume impact on revenue with the average price of West Texas Intermediate crude oil at Cushing, Oklahoma, decreasing to $61.64 per barrel for the first six months of 2007 from $67.13 per barrel for the first six months of 2006. Operating expenses were higher as a result of increased costs associated with operating the assets acquired in 2006. Selling, general and administrative expenses decreased $1.7 million due primarily to the Western Area office relocation which was completed during the first quarter of 2006, partially offset by higher employee costs. Depreciation and amortization expense increased $0.9 million in the first six months of 2007 to $6.3 million as a result of 2006 acquisitions.

Other Analysis
Financing Costs
     Net interest expense increased $5.3 million for the six months ended June 30, 2007, compared to the prior year period. The increase was due primarily to financing the Partnership’s organic growth program as well as the previously mentioned acquisitions and inventory investments. At June 30, 2007, the Partnership had total debt outstanding of $563.9 million, which consisted of $424.0 million of Senior Notes and $139.9 million of borrowings under the Partnership’s credit facility.
Capital Expenditures
     Maintenance capital expenditures for the six months ended June 30, 2007 were $7.5 million compared to $10.3 million for the six months ended June 30, 2006. The decrease in maintenance capital was attributable to the Western area office relocation completed in the first quarter of 2006. Management anticipates maintenance capital expenditures of approximately $25.0 million for the year ended December 31, 2007, which is in line with spending for 2006.
     Expansion capital expenditures decreased by $93.9 million to $56.3 million for the six months ended June 30, 2007 due primarily to the March 2006 acquisitions of the Millennium and Kilgore pipelines and the Amdel pipeline for $108.9 million. Excluding these acquisitions, expansion capital expenditures for the six months ended June 30, 2007 increased $15.0 million from the six months ended June 30, 2006. This increase was due primarily to the construction in progress of three crude oil storage tanks and a crude oil pipeline from the Nederland Terminal to Motiva’s Port Arthur, Texas refinery. Expansion capital also increased due to continued construction at Nederland of six new crude oil storage tanks with a total capacity of approximately 3.6 million shell barrels, additional pipeline connections in the Western Pipeline System, and the second quarter of 2007 acquisition of a 50 percent interest in the Syracuse, New York refined products terminal.

Sunoco Logistics Partners L.P.
Financial Highlights
(in thousands, except units and per unit amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Income Statement	2007	2006	2007	2006
Sales and other operating revenue	$1,630,280	$1,491,496	$3,179,850	$2,752,467
Other income	7,698	3,872	12,737	6,263

Total Revenues	1,637,978	1,495,368	3,192,587	2,758,730

Cost of products sold and operating expenses	1,580,330	1,439,674	3,079,588	2,654,460
Depreciation and amortization	9,407	9,211	18,311	18,157
Selling, general and administrative expenses	13,487	13,522	29,006	28,525

Total costs and expenses	1,603,224	1,462,407	3,126,905	2,701,142

Operating income	34,754	32,961	65,682	57,588
Interest cost and debt expense, net	10,445	7,830	19,619	14,589
Capitalized interest	(945)	(1,189)	(1,498)	(1,745)

Net Income	$25,254	$26,320	$47,561	$44,744

Calculation of Limited Partners’ interest:
Net Income	$25,254	$26,320	$47,561	$44,744
Less: General Partner’s interest	(3,552)	(4,101)	(5,631)	(5,445)

Limited Partners’ interest in Net Income	$21,702	$22,219	$41,930	$39,299

Net Income per Limited Partner unit
Basic	$0.76	$0.81	$1.47	$1.48

Diluted	$0.76	$0.81	$1.46	$1.48

Weighted average Limited Partners’ units outstanding:
Basic	28,586,280	27,466,092	28,575,697	26,499,007

Diluted	28,723,884	27,589,644	28,713,365	26,623,554

Capital Expenditure Data:
Maintenance capital expenditures	$4,905	$3,858	$7,541	$10,297
Expansion capital expenditures	41,029	33,256	56,274	150,169

Total	$45,934	$37,114	$63,815	$160,466

	June 30,
	2007	Dec. 31, 2006
Balance Sheet Data (at period end):
Cash and cash equivalents	$9,035	$9,412
Total Debt	563,907	491,910
Total Partners’ Capital	575,846	582,911

Sunoco Logistics Partners L.P.
Earnings Contribution by Business Segment
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Eastern Pipeline System:
Sales and other operating revenue	$27,916	$25,223	$54,890	$50,499
Other income	3,796	2,859	6,332	4,831

Total Revenues	31,712	28,082	61,222	55,330

Operating expenses	13,627	9,583	25,583	20,232
Depreciation and amortization	2,249	2,568	4,556	5,218
Selling, general and administrative expenses	5,021	4,604	10,580	8,672

Operating Income	$10,815	$11,327	$20,503	$21,208

Terminal Facilities:
Total Revenues	$35,279	$30,377	$68,159	$59,497

Operating expenses	12,797	12,739	25,278	25,296
Depreciation and amortization	3,815	3,880	7,490	7,580
Selling, general and administrative expenses	3,139	3,883	7,608	7,356

Operating Income	$15,528	$9,875	$27,783	$19,265

Western Pipeline System:
Sales and other operating revenue	$1,567,078	$1,435,896	$3,056,786	$2,642,478
Other income	3,909	1,013	6,420	1,425

Total Revenues	1,570,987	1,436,909	3,063,206	2,643,903

Cost of products sold and operating expenses	1,553,906	1,417,352	3,028,727	2,608,932
Depreciation and amortization	3,343	2,763	6,265	5,359
Selling, general and administrative expenses	5,327	5,035	10,818	12,497

Operating Income	$8,411	$11,759	$17,396	$17,115

Sunoco Logistics Partners L.P.
Operating Highlights
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Eastern Pipeline System: (1)
Total shipments (barrel miles per day) (2)	63,253,888	58,451,104	63,372,001	59,713,014
Revenue per barrel mile (cents)	0.485	0.474	0.479	0.467

Terminal Facilities:
Terminal throughput (bpd):
Refined product terminals	440,152	390,341	427,923	386,807
Nederland terminal	529,462	449,176	536,840	469,309
Refinery terminals (3)	715,462	713,407	664,768	703,597

Western Pipeline System: (1)(4)
Crude oil pipeline throughput (bpd)	535,715	519,808	534,816	502,503
Crude oil purchases at wellhead (bpd)	180,390	201,975	182,757	191,751
Gross margin per barrel of pipeline throughput (cents) (5)	20.2	33.4	22.5	31.0

(1)	Excludes amounts attributable to equity ownership interests in corporate joint ventures.

(2)	Represents total average daily pipeline throughput multiplied by the number of miles of pipeline through which each barrel has been shipped.

(3)	Consists of the Partnership’s Fort Mifflin Terminal Complex, the Marcus Hook Tank Farm and the Eagle Point Dock.

(4)	Includes results from the Partnership’s purchases of an undivided joint interest in the Mesa Pipe Line system, the Corsicana to Wichita Falls, Texas pipeline system, the Millennium and Kilgore pipeline system and the Amdel pipeline system from acquisition dates.

(5)	Represents total segment sales and other operating revenue minus cost of products sold and operating expenses and depreciation and amortization divided by crude oil pipeline throughput.
     An investor call with management regarding our second-quarter results is scheduled for Wednesday morning, July 25 at 9:00 am EDT. Those wishing to listen can access the call by dialing (USA toll free) 1-877-297-3442; International (USA toll) 1-706-643-1335 and request “Sunoco Logistics Partners Earnings Call, Conference Code 6833846”. This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Individuals wishing to listen to the call on the Partnership’s web site will need Windows Media Player, which can be downloaded free of charge from Microsoft or from Sunoco Logistics Partners’ conference call page. Please allow at least fifteen minutes to complete the download.
     Audio replays of the conference call will be available for two weeks after the conference call beginning approximately two hours following the completion of the call. To access the replay, dial 1-800-642-1687. International callers should dial 1-706-645-9291. Please enter Conference ID #6833846.

     Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership which owns, operates and acquires refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million barrels of refined product terminal capacity and 20.4 million barrels of crude oil terminal capacity (including 13.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in the Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.
     Although Sunoco Logistics Partners L.P. (the “Partnership”) believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership’s Form 10-Q filed with the Securities and Exchange Commission on May 2, 2007. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.
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